UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2007

MedQuist Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-19941	22-2531298
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, NJ	08054
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 206-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 23, 2007, MedQuist Inc. (the “Company”) entered into a Memorandum of Understanding (“MOU”) regarding the settlement of the shareholder putative class action lawsuit entitled William Steiner v. MedQuist, Inc., et al., Case No. 1:04-cv-05487-JBS, that was filed against the Company in the United States District Court for the District of New Jersey (the “Court”) on November 8, 2004 (the “Shareholder Lawsuit”).  In the MOU, the Company agreed to pay $7.75 million to settle all claims, against all defendants in the Shareholder Lawsuit.  The MOU was executed by the Lead Plaintiff, Greater Pennsylvania Pension Fund, the Company, and the other defendants in the Shareholder Lawsuit (Brian J. Kearns, David A. Cohen, John A. Donohue, Ethan Cohen, John W. Quaintance and Ronald F. Scarpone). The settlement of the Shareholder Lawsuit is subject to the execution of formal documentation by the parties and conditioned on final approval by the Court after notice to the putative class.

Each of the individual defendants in the Shareholder Lawsuit is a former executive officer of the Company who entered into a separation agreement with the Company upon the termination of his employment with the Company.

A copy of the MOU is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

A copy of the press release announcing the execution of the MOU is also attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1

Memorandum of Understanding dated March 23, 2007 by and among (i) MedQuist, Inc., Brian J. Kearns, David A. Cohen, John A. Donohoe, Ethan Cohen, John W. Quaintance, and Ronald F. Scarpone, and (ii) Greater Pennsylvania Carpenters Pension Fund

99.1	Press Release dated March 28, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDQUIST INC.

Date: March 28, 2007	By:	/s/ Howard S. Hoffmann
		Name:	Howard S. Hoffmann
		Title:	Chief Executive Officer